PETERBOROUGH SAVINGS BANK
          1993 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

    1.   PURPOSE.

    The purpose of the Peterborough Savings Bank (the "Bank") 1993 Stock Option Plan for Outside Directors of the Bank and its affiliates, (the "Directors' Option Plan" or the "Plan") is to promote the growth and profitability of the Bank by providing outside directors of the Bank and its affiliates with an incentive to achieve long-term objectives of the Bank and to attract and retain non-employee directors of outstanding competence by providing such outside directors with an opportunity to acquire an equity interest in the Bank.

    2.   GRANT OF OPTIONS.

         (a) Initial Grant. Each outside director (for purposes of this Directors' Option Plan, the term "Outside Director" shall mean a member of the Board of Directors of the Bank ("Board") or of any of its affiliates not also serving as a full-time employee of the Bank or any of its affiliates), who is serving in such capacity on the date of the Bank's initial public offering and at the effective date of this Directors' Option Plan ("Effective Date"), is hereby granted non-statutory stock options to purchase 3,125 shares of the common stock, par value $.01 per share, of the Bank ("Common Stock"), subject to adjustment as provided in Section 4 hereof.

         (b) Grants to Subsequent Outside Directors. To the extent options are available for grant under the Directors' Option Plan, each Outside Director who is first elected as a director subsequent to the Effective Date ("Subsequent Outside Director") is hereby granted, as of the date on which such Subsequent Outside Director is qualified and first begins to serve as an Outside Director, non-statutory stock options to purchase 3,125 shares of Common Stock, subject to adjustment pursuant to Section 4 hereof, or to purchase such lesser number of shares of Common Stock as remain in this Directors' Option Plan.

    If options for sufficient shares are not available under the Directors' Option Plan to fulfill the grant of options under
Section 2(b) hereof to any Subsequent Outside Director first elected subsequent to the Effective Date, and thereafter options become available, such Subsequent Outside Director shall then receive options to purchase an amount of shares of Common Stock, determined by dividing pro rata among each Subsequent Outside Director, options for the number of shares then available under the Outside Directors' Plan, not to exceed options for 3,125 shares, subject to adjustment under Section 4. The date of grant shall be the date options for such shares become available. The purchase price per share of the Common Stock deliverable upon exercise of such options shall equal the Fair Market Value of the Common Stock on the date the option is granted as determined under Section 2(d) hereof.

         (c) Ineligibility. An option under the Directors' Option Plan shall not be granted to any Outside Director who at any previous time was a full-time employee of the Bank and in such capacity was eligible to receive any options to purchase Common Stock.

         (d) Fair Market Value. For purposes of the Directors' Option Plan, when used in connection with Common Stock on a certain date, Fair Market Value means the average of the bid and ask prices of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System (as published by the Wall Street Journal, if published) on such date, or if the Common

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Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon or the last previous date on which a sale was reported. For purposes of the grant of options in the Conversion of the Bank, as defined in Section 5 hereof, Fair Market Value shall mean the initial public offering price of the Common Stock of $8.00 per share.

    3.   TERMS AND CONDITIONS.

         (a) Option Agreement. Each option shall be evidenced by a written option agreement between the Bank and the recipient specifying the number of shares of Common Stock that may be acquired through its exercise and containing such other terms and conditions which are not inconsistent with the terms of this grant.

         (b) Vesting. Each option granted pursuant to Section 2(a) hereof shall become exercisable at the date of grant. However, no shares of Common Stock acquired through the exercise of such option granted under Section 2(a) may be sold or otherwise disposed of for a period of one year from the date of grant of the option.

         (c) Manner of Exercise. The option when exercisable may be exercised from time to time, in whole or in part, by delivering a written notice of exercise to the Chief Executive Officer of the Bank signed by the recipient. Such notice is irrevocable and must be accompanied by full payment of the exercise price in cash or shares of previously acquired Common Stock of the Bank at the Fair Market Value of such shares determined on the exercise date in the manner described in
Section 2(d).

         (d) Transferability. Each option granted hereby may be exercised only by the Outside Director to whom it is issued or, in the event of the Outside Director's death, his or her personal representative(s) or designee(s), heir(s) or devisee(s) pursuant to the terms of a designation of beneficiary form provided by such Outside Director to the Bank. In the event the Outside Director has failed to file a designation of beneficiary form, the estate of the Outside Director shall be deemed the beneficiary.

         (e) Termination of Option. Each option shall expire upon the earlier of (i) 10 years following the date of grant, or
(ii) 1 year following the date on which the Outside Director ceases to serve in such capacity for any reason other than removal for Cause (as defined below); provided, however, that if the recipient's service on the Board is terminated for any reason other than being removed for cause prior to the date the Plan is presented to the shareholders of the Bank for ratification, the option may not be exercised prior to the date of the shareholders' meeting regarding such ratification but shall remain exercisable for a period of 1 year from the date of such meeting. If the Outside Director dies before fully exercising any portion of an option then exercisable, such option may be exercised by such Outside Director's personal representative(s), heir(s) or devisee(s) at any time within the 1-year period following his or her death; provided, however, that in no event shall the option be exercisable more than 10 years after the date of its grant. If the Outside Director is removed for Cause, all options awarded to him shall expire upon such removal. Removal for Cause means the termination upon an intentional failure to perform stated duties or breach of a fiduciary duty involving personal dishonesty, which results in material loss to the Bank or one of its affiliates, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses), which results in material loss to the Bank or one of its affiliates or final cease and desist order.

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    4.   COMMON STOCK SUBJECT TO THE DIRECTORS' OPTION PLAN.

    The shares which shall be issued and delivered upon exercise of options granted under the Directors' Option Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by the Bank as treasury stock. The number of shares of Common Stock reserved for issuance under the Directors' Option Plan is 43,750 shares of the Common Stock, subject to adjustment pursuant to this Section 4. Any shares of Common Stock subject to an option which for any reason either terminates unexercised or expires shall again be available for issuance under the Directors' Option Plan.

    In the event of any change or changes in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off, combination or any similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Bank, the number of shares of Common Stock which may be issued under this Directors' Option Plan, the number of shares of Common Stock subject to options granted under this Directors' Option Plan and the option price of such options, shall be automatically adjusted to prevent dilution or enlargement of the rights granted to the recipient under the Directors' Option Plan.

    5.   EFFECTIVE DATE OF THE PLAN; SHAREHOLDER RATIFICATION

    The Effective Date should be the conversion of the Bank from the mutual to the capital stock form of ownership on October 13, 1993 (the "Conversion"). Following Conversion, the Directors' Option Plan shall be presented to shareholders of the Bank for ratification for the purpose of obtaining favorable treatment under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that the failure to obtain shareholder ratification shall not affect the validity of this Plan and the options granted hereunder.

    6.   TERMINATION OF THE PLAN.

    The right to grant options under the Directors' Option Plan will terminate upon the earlier of 10 years after the Effective Date of the Plan, or the issuance of 43,750 shares of Common Stock, subject to adjustment pursuant to Section 4 hereof. The vote of a majority of the outstanding shares of the Common Stock entitled to vote is required to terminate the Directors' Option Plan; provided, however, no such termination shall, without the consent of the affected recipient, affect such recipient's rights under a previously granted option.

    7.   AMENDMENT OF THE PLAN.

    The Directors' Option Plan may be amended from time to time by the Board provided that Section 2 and 3 hereof shall not be amended more than once every six months other than to comport with the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Except as provided in Section 9 hereof, rights and obligations under any option granted before an amendment shall not be altered or impaired by such amendment without the written consent of the optionee. If the Directors' Option Plan becomes qualified under 17 C.F.R. Section 240.16b-3 and an amendment would require shareholder approval under such regulation to retain the Plan's qualification, then subject to the discretion of the Board, such amendment shall be presented to shareholders for ratification; provided, however, that the failure to obtain shareholder ratification shall not affect the validity of this Plan as so amended and the options granted thereunder.

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    8.   APPLICABLE LAW.

    The Plan will be administered in accordance with the laws of the State of New Hampshire.

    9.   COMPLIANCE WITH SECTION 16.

    If this Plan is qualified under 17 C.F.R. Section 240.16b-3, transactions under this Plan are intended to comply with all applicable conditions of such regulation or its successors. To the extent any provisions of the Plan fail to so comply, such provisions shall be deemed null and void, to the extent permitted by law.

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